Exhibit 5.2

Microsoft Corporation One Microsoft Way Redmond, WA 98052-6399	Tel 425 882 8080 Fax 425 706 7329 www.microsoft.com

April 26, 2024

Microsoft Corporation

One Microsoft Way

Redmond, Washington 98052-6399

Ladies and Gentlemen:

I am Deputy General Counsel and Corporate Secretary of Microsoft Corporation, a Washington corporation (the “Company”). I have acted in such capacity in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance of up to $3,400,683,000 in aggregate principal amount of new series of notes of the Company (the “Registered Notes”) pursuant to the exchange offers (the “Exchange Offers”) described in the Registration Statement. Upon the terms and subject to the conditions set forth in the prospectus contained in the Registration Statement (the “Prospectus”), the Company is offering to exchange the notes of the Company set forth on Annex I hereto (the “Restricted Notes”) for Registered Notes, as applicable and as set forth on Annex I hereto. The Registered Notes will be issued under the indenture, dated as of May 18, 2009 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as amended and supplemented by the fifteenth supplemental indenture thereto, dated as of November 6, 2023 (the “Fifteenth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee.

I, or attorneys under my supervision, have examined the Registration Statement and the Base Indenture, the Fifteenth Supplemental Indenture and the forms of the Registered Notes, each an exhibit to the Registration Statement. I, or attorneys under my supervision, have also examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as I have deemed relevant and necessary in connection with the opinion hereinafter set forth.

In rendering the opinion set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. I also have assumed that at the time of execution, authentication, issuance and delivery of the Registered Notes, the Indenture will be the valid and legally binding obligation of the Trustee.

In rendering the opinion set forth below, I have assumed further that (i) the Registration Statement and any supplements and amendments thereto (including post-effective amendments) will have become effective and will comply with all applicable laws; (ii) the Registration Statement and any supplements and amendments thereto (including post-effective amendments) will be effective and will comply with all applicable laws at the time the Registered Notes are offered or issued as contemplated by the Registration Statement; and (iii) all Registered Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that issuance of the Registered Notes pursuant to the Exchange Offers has been duly authorized by the Company and, when the Registered Notes have been duly executed and delivered in accordance with the Indenture pursuant to the Exchange Offers, the Registered Notes will be duly executed and delivered by the Company in accordance with the law of the State of Washington.

Microsoft Corporation is an equal opportunity employer.	2

I do not express any opinion herein concerning any law other than the law of the State of Washington.

I hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement filed with the Commission and to the use of my name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

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Microsoft Corporation is an equal opportunity employer.	3

Microsoft Corporation One Microsoft Way Redmond, WA 98052-6399	Tel 425 882 8080 Fax 425 706 7329 www.microsoft.com

In rendering its opinion, Simpson Thacher & Bartlett LLP may rely upon this opinion as to matters of the law of the State of Washington addressed herein as if this opinion were addressed directly to them.

Very truly yours,

/s/ Keith R. Dolliver
Keith R. Dolliver, Esq. Deputy General Counsel and Corporate Secretary

Microsoft Corporation is an equal opportunity employer.	4

Annex I

Restricted Notes	Registered Notes to be Issued in the Exchange Offers
3.400% Notes due 2026	3.400% Notes due 2026
3.400% Notes due 2027	3.400% Notes due 2027
1.350% Notes due 2030	1.350% Notes due 2030
4.500% Notes due 2047	4.500% Notes due 2047
2.500% Notes due 2050	2.500% Notes due 2050

Microsoft Corporation is an equal opportunity employer.